Expense Limitation Agreement

May 4, 2016

To: Mutual Fund Series Trust
17605 Wright Street
Omaha, NE 68130

Dear Board Members:

You have engaged us to act as the sole investment adviser to the series of the Trust listed on Exhibit A (each a “Fund” and together the “Funds”) pursuant to the Management Agreement dated May 15, 2014 (the “Agreement”).

Effective immediately, we hereby contractually agree to waive management fees and/or reimburse the Funds for expenses they incur, but only to the extent necessary to maintain each Fund’s total annual operating expenses (excluding brokerage costs; borrowing costs such as (a) interest and (b) dividends on securities sold short; taxes; underlying fund expenses; 12b-1 distribution plan expenses, and extraordinary expenses) at the percentage of average daily net assets and term as stated in Exhibit A for each Fund.

This agreement shall remain in effect for a Fund until at least the date set forth on Exhibit A, unless terminated sooner as provided herein, and shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved by a majority of the Trustees of the Mutual Fund Series Trust (the “Trust”). This agreement may only be terminated by the Fund's Board of Trustees on 60 days’ written notice to AlphaCentric Advisors LLC (“AlphaCentric”), by AlphaCentric with the consent of the Board and upon the termination of the Management Agreement between the Trust and AlphaCentric.

Any waiver or reimbursement by us is subject to repayment by the applicable Fund within the three fiscal years following the fiscal year in which the expenses occurred, if the Fund is able to make the repayment without exceeding the expense limitations in place at the time the expenses occurred and any expense limitations in place at the time of repayment, and the repayment is approved by the Board of Trustees.

Very truly yours, ALPHACENTRIC ADVISORS LLC By: _/s/ Jerry Szilagyi__ Name, Title: Jerry Szilagyi, President

The foregoing Agreement is hereby accepted.

MUTUAL FUND SERIES TRUST By: _/s/ Tobias Caldwell__ Name, Title: Tobias Caldwell, Trustee

Exhibit A

Fund	Percent of Net Assets	Term
AlphaCentric Asset Rotation Fund	1.24%	7/31/17
AlphaCentric Income Opportunities Fund	1.49%	7/31/17
AlphaCentric Bond Rotation Fund	1.24%	7/31/17
AlphaCentric/IMFC Managed Futures Strategy Fund	1.99%	7/31/17
AlphaCentric Hedged Market Opportunity Fund	1.99%	7/31/18